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400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP ANNOUNCES THIRD QUARTER EARNINGS

New Brunswick, New Jersey, July 25, 2007 – Magyar Bancorp (NASDAQ: MGYR), parent company of Magyar Bank, reported today net income of $194,000 for the three months ended June 30, 2007, compared to a net income of $276,000 for the three months ended June 30, 2006.  The Company’s net income for the nine months ended June 30, 2007 was $625,000, compared to a net loss of ($231,000) for the nine months ended June 30, 2006.  Included in the Company’s results of operations for the nine months ended June 30, 2006 was a pre-tax charge of $1.5 million recorded as a result of the creation and funding of a charitable foundation.

The Company reported basic and diluted earnings per share of $0.03 and $0.11 for the three and nine months ended June 30, 2007. Basic and diluted earnings per share for the three months ended June 30, 2006 were $.05. Since the Company completed its initial public offering on January 23, 2006, earnings per share were not applicable for the nine months ended June 30, 2006.

Operating costs associated with two new branch locations, a less favorable interest yield curve and an increase in non-performing loans contributed to the $82,000 decrease in earnings during the three month period ended June 30, 2007 compared with the three month period ended June 30, 2006.

Total assets increased $6.3 million, or 1.3%, during the three months ended June 30, 2007 to $474.4 million. Loans, net of allowance for loan losses increased $1.7 million to $380.1 million while investment securities increased $4.1 million to $47.4 million. Total deposits grew $10.7 million to $359.3 million which enabled the Bank to reduce borrowings by $4.6 million to $60.5 million during the three months ended June 30, 2007.

Net interest and dividend income for the three months ended June 30, 2007 and June 30, 2006 was unchanged at $3.4 million. The Bank’s interest rate spread and margin decreased to 2.88% and 3.20%, respectively, for the three-month period ended June 30, 2007 from 3.46% and 3.76% for the three months ended June 30, 2006. The decrease in spread and margin was attributable to non-performing loans, which accounted for 25 basis points of the decrease, and the less favorable interest yield curve.

Non-performing loans decreased $3.9 million during the quarter to $9.0 million at June 30, 2007. As a result of the March 27, 2007 auction of the Kara Homes, LLC properties, three of the four loans held by the bank totaling $3.9 million were repaid during the month of June. The Bank now owns real estate in the amount of $1.3 million related to the Bank’s purchase of one of the three loans. As a result of the three loan repayments, loan loss reserves were reduced $297,000. One loan to Kara Homes, LLC in the amount of $1.2 million remained in loans receivable at June 30, 2007.

The $5.0 million in loans made by the Bank to Solomon Dwek, whose real estate holdings were forced into bankruptcy in February 2007, remained in non-performing status at June 30, 2007.

“Our third quarter produced another strong gain in our deposit base, increasing 3.1% for the quarter,” stated Elizabeth E. Hance, President and Chief Executive Officer.  “During the quarter, we made significant progress on our outstanding credit issues with the sale of three of the four Kara Homes properties, enabling us to reduce our non-performing loans.”

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey for over 84 years with a complete line of financial products and services.  Today, Magyar operates five branch locations in New Brunswick (2), North Brunswick, South Brunswick and Branchburg. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank to Kara Homes and Solomon Dwek, the following:  risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	June 30,
	2007	2006
	(Unaudited)
Income Statement Data:
Interest and dividend income	$7,459	$6,119
Interest expense	4,050	2,700
Net interest and dividend income	3,409	3,419
Provision for loan losses	75	240
Net interest and dividend income after
provision for loan losses	3,334	3,179
Non-interest income	466	210
Non-interest expense	3,524	2,991
Income before income tax	276	398
Income tax expense	82	122
Net income	$194	$276

Per Share Data:
Basic earnings per share	$0.03	$0.05
Diluted earnings per share	$0.03	$0.05
Book value per share	$8.04	$8.14

Selected Ratios:
Return on average assets	0.17%	0.27%
Return on average equity	1.60%	2.31%
Net interest margin	3.20%	3.76%

	At or For the Period Ended
	June 30, 2007	September 30, 2006
	(Unaudited)
Balance Sheet Data:
Assets	$474,423	$434,204
Loans receivable	384,183	351,861
Allowance for loan losses	4,067	3,892
Investment securities - available for sale, at fair value	28,157	18,169
Investment securities - held to maturity, at cost	19,201	23,895
Deposits	359,254	325,602
Borrowings	60,484	52,996
Shareholders' Equity	47,633	48,212

Asset Quality Data:
Non-performing loans	$8,998	$7,400
REO property	1,283	-
Allowance for loan losses to total loans receivable	1.06%	1.11%
Non-performing loans to total loans receivable	2.34%	2.10%
Allowance for loan losses to non-performing loans	45.20%	52.59%